As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-211047

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VTTI Energy Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of the Marshall Islands	98-1169680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25-27 Buckingham Palace Road

London, SW1W 0PP, United Kingdom

+44 20 3772 0110

(Address and telephone number of Registrant’s principal executive offices)

Watson Farley & Williams LLP

1133 Avenue of the Americas

New York, New York 10036

(212) 922-2200

(Name, address and telephone number of agent for service)

Copies to:

Sean T. Wheeler

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act    ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form F-3 (the “Registration Statement”), filed by VTTI Energy Partners LP, a Marshall Islands limited partnership (“VTTI”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-211047, originally filed on April 29, 2016, registering $500,000,000 aggregate amount of common units representing limited partner interests in VTTI.

On September 13, 2017, the unitholders of VTTI adopted and approved the Agreement and Plan of Merger, dated as of May 8, 2017 (the “Merger Agreement”), by and among VTTI B.V. (“Parent”), VTTI MLP Partners B.V. (“MLP Partners”), VTTI Merger Sub LLC, VTTI and VTTI Energy Partners GP LLC. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into VTTI, with VTTI continuing as the surviving entity and as an indirect wholly owned subsidiary of Parent (the “Merger”).

Each common unit representing a limited partner interest in VTTI (the “Common Units”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than Common Units held by (a) Stichting Administratiekantoor VTTI, a foundation incorporated in the Netherlands, that do not correspond to a vested depositary receipt issued to an employee, consultant or director of VTTI or its affiliates, and (b) MLP Partners, was converted into the right to receive $19.50 in cash.

As a result of the completion of the transactions contemplated by the Merger Agreement, VTTI has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by VTTI in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, VTTI hereby removes from registration all of such securities of VTTI registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom on September 15, 2017.

VTTI Energy Partners LP

By:	VTTI Energy Partners GP LLC, its general partner

By:	/s/ Robert Nijst
Name:	Robert Nijst
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 has been signed below by the following persons in the capacities as indicated, which are with VTTI Energy Partners GP LLC, the general partner of VTTI Energy Partners LP, on the dates indicated:

Signature	Title	Date

/s/ Robert Nijst Robert Nijst	Chief Executive Officer (Principal Executive Officer)	September 15 2017

/s/ Robert Abbott Robert Abbott	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2017

/s/ Christopher Paul Bake Christopher Paul Bake	Chairman of the Board of Directors	September 15, 2017

/s/ Javed Ahmed Javed Ahmed	Director	September 15, 2017

/s/ Keith St. Clair Keith St. Clair	Director	September 15, 2017

/s/ Ian Farmer Ian Farmer	Director	September 15, 2017

/s/ Khalid Muslih Khalid Muslih	Director	September 15, 2017

/s/ Paul Govaart Paul Govaart	Director	September 15, 2017

/s/ Thomas Leaver Thomas Leaver	Director	September 15, 2017